U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vector Holding Corporation
(Exact name of registrant as specified in its charter)

Nevada	33-0254334
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer identification No.)

120 North East 179th Street, Miami, FL 33179
(Address of Principal Executive Offices and Zip Code)

ADVISORY AND CONSULTING AGREEMENTS
(Full title of plan)

Allen Weintraub, President
120 North East 179th Street, Miami, FL 33179
(Name and address of agent for service)

(305) 681-5191
(Telephone number, including area code, of agent for service)

Copy to:
Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
West Palm Beach, FL 33401
(561) 651-7336

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value .001)	1,600,000	$.01	$16,000	$10.00
(1) The amount being registered includes an indeterminate number of shares of common stock, which may be issuable as a result of stock splits, stock dividends and other events, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2) Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the par value of the common stock of $.01 per share. There has been no trading market for the shares for the past year and the registrant's shares of common stock has only recently become eligible for quotation on the OTC:BB as a result of the registrant becoming current under the Exchange Act. As a result of the fact that there is no market for the securities to be offered, and that registrant's shares of common stock have a negative book value, the offering price has been arbitrarily determined at $.01 per share.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant, Vector Holdings Corporation, a Nevada corporation ("VHLD or the "Registrant"), has agreed to issue shares of common stock as compensation for services provided by Douglas B. Zemsky (750,000 shares) and Marc L. Baker (750,000 shares). This compensation is for bona fide consulting services provided by these persons to VHLD as follows: business consulting services to VHLD's management, long-term strategic planning, negotiation of joint ventures relating to VHLD's business expansion, including new distribution agreements intended to broaden VHLD's product lines and services. Messrs. Zemsky and Baker provide VHLD with advise on general business matters, from time to time, at the request of VHLD.

In addition, this registration statement provides for the issuance of 100,000 shares to Thomas J. Craft, Jr. for corporate securities compliance services to the Registrant on a continuing basis and services provided during the past year in connection with VHLD's efforts to become and remain current under the reporting requirements of the Exchange Act, including preparation and filing of our Annual Reports on Form 10-KSB for our years ended December 31, 1999 and 2000, our Quarterly Reports for 1999, 2000 and 2001 to date, and Current Reports on Form 8-K.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Vector Holdings Corporation with the SEC are incorporated by reference herein:

(a) the Annual Report on Form 10-KSB under the Exchange Act for the fiscal year ended December 31, 2000 (Commission File No. 0-17303):

(b) all other reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act since December 31, 2000 through the date hereof; and

(c) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Reference is made to Registrant’s Registration Statement on Form 10 (Commission File No. 0-17303) filed pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

The validity of the shares issuable by the Registrant under this registration statement has been passed upon for the Registrant by Thomas J. Craft, Jr., P.A., 301 Clematis Street, Suite 3000, West Palm Beach, FL 33401. Mr. Craft is being issued in this Registration Statement 100,000 VHLD shares, which has a fair market value is less than $50,000. Mr. Craft owns no other securities of VHLD.

Item 6. Indemnification of Directors and Officer

The Articles of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Articles of Incorporation also provides as follows: The Company shall indemnify its directors, officers and employees as follows: (a) Every director, officer, or employee of the Company shall be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may become involved, by reason of his being or having been a director, officer employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company partnership, joint venture trust or enterprise, or any settlement thereof, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company. (b) The Company shall provide to any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, the indemnity against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law. (c) The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions regarding indemnification as set forth in the Company’s Articles of Incorporation.

Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page ____.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (Section 239.16b of Regulation S-K) and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed by the undersigned.

Vector Holdings Corporation.

By: /s/ Allen Weintraub

Allen Weintraub, President

INDEX TO EXHIBITS

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1 Consent of Independent Public Accountants.

23.2 Consent of Counsel (included as part of Exhibit 5.1)

Exhibit 5.1

Thomas J. Craft, Jr., P.A.
Attorney at Law
301 Clematis Street, Suite 3000
West Palm Beach, FL 33401
(561) 651-7336

June 25, 2001
US Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549
Re:	Vector Holdings Corporation
Commission File # 0-17303
Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Vector Holdings Corporation (the "Registrant"), in connection with the preparation and filing of the Registrant’s registration statement on Form S-8 under the Securities Act of 1933, as amended, relating to 1,600,000 shares of the Registrant’s common stock. The shares are issuable for to natural persons for bona fide consulting services and corporate securities compliance services to the Registrant.

I have examined the Articles of Incorporation, as amended, and the By-Laws of the Registrant and all amendments thereto, the registration statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Registrant, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares issuable by the Registrant in the registration statement are duly authorized and, when issued hereunder will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ Thomas J. Craft, Jr.

Thomas J. Craft, Jr., P.A.

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We previously issued our report dated March 7, 2001 accompanying the financial statements of Vector Holdings Corporation (the "Registrant") for the year ended December 31, 2000 filed with the Registrant's Annual Report on Form 10-KSB. We hereby consent to the incorporation by reference of said report in the filing of the registration statement on Form S-8 with the Securities and Exchange Commission by the Registrant.

/s/ Grassano Accounting, P.A.

June 25, 2001